Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

MAIA BIOTECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1) (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common shares, $0.0001 par value per share(2)(3)	Rule 457(o)		$		$13,225,000	$0.0001102	$1,457.40
	Equity	Representative warrants(4)	Rule 457(g)			-	-	-	-
	Equity	Pre-Funded Warrants(3) (4)	Rule 457(g)			-	-	-	-
Fees to be Paid	Equity	Common shares issuable upon the exercise of the Representative’s warrants (5)	Other		$		$826,562.50	$0.0001102	$91.09
	Equity	Common Stock Underlying Pre-Funded Warrants(6)	Other				-	$0.0001102	-

	Total Offering Amounts						$14,051,562.50		$1,548.49

	Total Fees Previously Paid								$1,548.49

	Total Fee Offset								-

	Net Fee Due								$0.00

(1) Includes shares of common stock of MAIA Biotechnology, Inc. (the “Company”), which the underwriters have the right to purchase to cover over-allotments. See “Underwriting.”

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3) The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $13,225,000. Includes the offering price of shares of common stock and/or pre-funded warrants that the representative of the underwriter has the option to purchase to cover over- allotments, if any.

(4) No fee required pursuant to Rule 457(g).

(5) We have agreed to issue to the representative of the underwriters (the “Representative”), upon the closing of this offering, warrants to purchase up to an aggregate number of shares of our common stock (the “Representative’s Warrants”) in an aggregate equal to five percent (5%) of the aggregate number of shares of common stock to be issued and sold in this offering) (the “Representative’s Warrants”). The Representative’s Warrants are exercisable at a per share price equal to 125% of the public offering price per share of the shares of common stock sold in this offering. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrants is equal to 125% of $661,250 (which is equal to 5% of $13,225,000). See “Underwriting”.

(6) The registrant may issue pre-funded warrants to purchase shares of common stock in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common shares are being sold to the public in this offering, minus $0.01, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.01 per share (subject to adjustment as provided for therein).